Exhibit 3.5

CERTIFICATE OF FORMATION

OF

DI FINANCE SUB LLC

FIRST: The name of the limited liability company is DI Finance Sub LLC.

SECOND: The address of its registered office in the State of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, in the State of Delaware, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 10th day of January, 2005.

DI FINANCE SUB LLC

By:	/s/ Christian H. Mittweg
Name:	Christian H. Mittweg
Title:	Authorized Person